Exhibit 23.1

Consent of Dixon Hughes Goodman LLP

Independent Registered Public Accounting Firm

To the Board of Directors

HCI Group, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-180322 and 333-185228) on Form S-3 and registration statements (Nos. 333-154436 and 333-184227) on Form S-8 of HCI Group, Inc. of our reports dated March 12, 2021, with respect to the consolidated financial statements of HCI Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in HCI Group, Inc.’s 2020 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP
DIXON HUGHES GOODMAN, LLP
Tampa, Florida
March 12, 2021